FOR IMMEDIATE RELEASE

PolyMedica Announces Retirement of Board Member Nick Stone

WOBURN, MA – March 2, 2005 — PolyMedica Corporation (NNM: PLMD) today announced that John K.P. (“Nick”) Stone, III, 72, will retire from the Company’s Board of Directors effective at the expiration of his term in September. PolyMedica previously announced Mr. Stone’s retirement from the positions of General Counsel and Senior Vice President of the Company on October 22, 2004.

Chairman of the Board Sam Shanaman said, “We again thank Nick for his years of service to the Company, both as a Board member and formerly in the position of General Counsel. We will benefit from Nick’s continued service on the Board over the next six months, and wish him all the best in retirement when his term expires in September.”

About PolyMedica (www.polymedica.com)
PolyMedica Corporation is a leading provider of healthcare products and services to patients suffering from chronic diseases. With over 650,000 active patients, the Company is the nation’s largest provider of blood glucose testing supplies and services to people with diabetes. In addition, PolyMedica provides its patients with a full range of prescription medications through its mail-order pharmacy and a nationwide network of over 40,000 retail pharmacies that honor its drug discount card.

PolyMedica’s Liberty Healthcare division focuses on patients who suffer from diabetes and respiratory ailments. Liberty works with patients to identify their needs, and delivers products and services directly to their homes. By frequently communicating with patients and providing the convenience of home delivery, Liberty strives to improve patients’ compliance with their physicians’ orders and enhance the quality of their lives.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. Such risks and uncertainties include, but are not limited to, the Company’s continued compliance with government regulations and the terms of all settlement documentation, outcome of civil litigation related to the just-concluded government investigation, unanticipated regulatory changes, changes in Medicare reimbursement, as well as other especially relevant risks detailed in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the period ended March 31, 2004 and its Quarterly Reports on Form 10-Q for the periods ended June 30, 2004, September 30, 2004 and December 31, 2004. The information set forth herein should be read in light of such risks. The Company assumes no obligation to update the information contained in this press release.

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For additional information, contact:

Investors:	Media:
Keith W. Jones	Denise DesChenes / Jim Barron
PolyMedica Corporation	Citigate Sard Verbinnen
(781) 933-2020	(212) 687-8080